Exhibit 11.2

CONSENT OF INDEPENDENT AUDITORS

We hereby give consent to the use of our independent auditors’ report dated September 4, 2018, on the combined financial statements of A.R. Bailey Homes, LLC and SDC of Florida, LLC as of December 31, 2017 and 2016 and for the years then ended, included in the Form 1-A POS filing for Legion Capital Corporation on October 2, 2018.

/s/ Moss, Krusick & Associates, LLC

Moss, Krusick & Associates, LLC

Orlando, Florida

October 2, 2018